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                                                                    EXHIBIT 23.5


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 2 to Registration Statement (No. 333-13171) of Renaissance Cosmetics, Inc., relating to 123,381 shares of 14.0% Senior Redeemable Preferred Stock, Series C of our report dated July 11, 1996, on the combined statements of income and cash flows of Great American Cosmetics, Inc. for the years ended December 31, 1995 and 1994, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.



/s/ Deutsch, Marin & Co.
----------------------------
DEUTSCH, MARIN & COMPANY
East Meadow, New York
March 25, 1997